Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact

March 30, 2021	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com
Energizer Holdings, Inc. Announces Appointment of Don Mulligan to Board of Directors

ST. LOUIS, March 30, 2021 — Energizer Holdings, Inc. (NYSE: ENR) today announced the appointment of Don Mulligan as an independent director, effective April 1, 2021.

Mr. Mulligan previously served as the Executive Vice President and Chief Financial Officer of General Mills, Inc. and brings over 30 years of leadership experience at well-known CPG companies. Mr. Mulligan serves on the boards of Herbalife Nutrition and Tennant Co., where he also serves as Audit Committee Chair.

Patrick Moore, Independent Chairman of the Board, said, “We are pleased to welcome Don to the Board and look forward to benefitting from his deep financial expertise and leadership experience in the consumer product goods industry. Don has a proven track record helping to guide organizations through periods of significant growth and change. His broad industry knowledge and demonstrated strengths in areas including business analytics as well as global expansion complement the Board’s existing composition and will help guide Energizer as it executes its strategy to drive top-line momentum, operational excellence and enhanced margins.”

Mr. Mulligan’s appointment coincides with the departure of Alan Hoskins, the Company’s former CEO, who has decided to retire from the Board, effective April 1, 2021. Commenting on his retirement, Mr. Hoskins stated, “The planned CEO and Board transition has progressed seamlessly, and I believe now is an appropriate time for me to step away from the Board to pursue my personal interests.”

Mr. Moore continued, “I speak for the full Board in thanking Alan for his decades of dedication to Energizer as well as his support through the leadership transition. Alan’s contributions to Energizer and the Board have been invaluable and we wish him nothing but the best in his well-deserved retirement.”

Mr. Mulligan will serve as a member of the Audit Committee and the Finance and Oversight Committee. Following the changes announced today, the Board will comprise 11 directors, 10 of whom are independent.
About Energizer Holdings, Inc.
Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car! ®, California Scents®, Driven®, Bahama & Co. ®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else.